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                                                            EXHIBIT 5.1

                                October 25, 1996


Infinity Financial Technology, Inc.
640 Clyde Court
Mountain View, CA 94043


                         RE:   Registration Statement on Form S-1



Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 filed under Rule 462(b) of the Securities Act of 1993, as amended (the "1933 Act"), by Infinity Financial Technology, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on October 25, 1996 (the "Registration Statement"), relating to the registration under the 1933 Act, of up to 218,500 shares of the Company's common stock, $0.001 par value (the "Stock") (including 28,500 shares subject to the underwriters' over-allotment option) which are to be offered and sold by certain selling stockholders (the "Selling Stockholders"). We understand that the Stock is to be sold to the underwriters named in the Registration Statement for resale to the public. As counsel to the Company, we have examined the proceedings taken, and are familiar with the proceedings proposed to be taken, in connection with the issuance and sale by the Selling Stockholders of the Stock.

     We are of the opinion that the shares of Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.


                                     Very truly yours,


                                   /s/ Morrison & Foerster LLP
                                       Morrison & Foerster LLP